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                                                                     EXHIBIT 2.1

                        UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF TEXAS
                               VICTORIA DIVISION

IN RE:                               (S)
                                     (S)
SOUTHERN MINERAL CORPORATION,        (S)        CASE NO. 99-60359-V2-11
SMC PRODUCTION COMPANY,              (S)        CASE NO. 99-60360-V2-11
AMERAC ENERGY CORPORATION,           (S)        CASE NO. 99-60361-V2-11
BEC ENERGY, INC.,                    (S)        CASE NO. 99-60362-V2-11
SMC ECUADOR, INC.,                   (S)        CASE NO. 99-60363-V2-11
                                     (S)
        Debtors.                     (S)        Jointly Administered Under
                                                CASE NO. 99-60359-V2-11

        FINDINGS OF FACT AND CONCLUSIONS OF LAW FOR THE CONFIRMATION OF
         DEBTORS' SECOND AMENDED PLAN FILED ON MAY 2, 2000, AS AMENDED

        The Debtors' Second Amended Plan of Reorganization Filed May 2, 2000 amended: (i) on June 19, 2000 by the Modification to Debtors' Second Amended Plan of Reorganization Filed May 2, 2000; (ii) on June 29, 2000 by the Second Modification to Debtors' Second Amended Plan of Reorganization Filed May 2, 2000; and (iii) on July 5, 2000 by the Third Modification to Debtors' Second Amended Plan of Reorganization Filed May 2, 2000 came on for confirmation hearing before the undersigned on July 5, 2000 and continued to July 19, 2000. Appearances are reflected in the Court's record of the hearing. All timely filed objections to confirmation were withdrawn prior to the commencement of the confirmation hearing, and the hearing proceeded without objection to confirmation.

        This Court having considered the evidence submitted by the Debtors, the arguments of counsel, and this Court's records in the above-captioned chapter 11 cases; and good cause appearing,

        NOW, THEREFORE, THIS COURT MAKES THE FOLLOWING Findings of Fact and Conclusions of Law:
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                               FINDINGS OF FACT

        1. These Findings of Fact and Conclusions of Law constitute this Court's findings of fact and conclusions of law under Federal Rule of Civil Procedure 52, as made applicable by Federal Rules of Bankruptcy Procedure ("Bankruptcy Rules") 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

        2. The Debtors are the debtors and debtors-in-possession in the above-captioned cases under chapter 11 of the Bankruptcy Code. The Debtors filed the "Debtors' Second Amended Plan Filed May 2, 2000" (the "Original Plan") on May 2, 2000, together with the Disclosure Statement/1/. This Court approved the Disclosure Statement as containing adequate information within the meaning of Bankruptcy Code (S)1125 in its order entered on May 2, 2000.

        3. The Debtors served the Original Plan and the Disclosure Statement on all Creditors and holders of Interests entitled to vote on the Original Plan.

        4. On June 19, 2000, the Debtors filed their "Modification to Debtors' Second Amended Plan of Reorganization Filed May 2, 2000" (the "First Modification"). On June 29, 2000, the Debtors filed their "Second Modification to Debtors' Second Amended Plan of Reorganization Filed May 2, 2000" (the "Second Modification"). The Original Plan was further amended on July 5, 2000 by the filing of the "Third Modification to Debtors' Second Amended Plan of Reorganization Filed May 2, 2000" (the "Third Modification") (the Original Plan amended by the First Modification, Second Modification and Third Modification is hereinafter designated the "Plan").

------------
/1/ Capitalized terms used herein that are defined in the Plan shall have the meaning set forth therein.

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        5. As a result of the modifications to the Original Plan, at the conclusion of the hearing on Confirmation on July 5, 2000, this Court required that notice be sent to the holders of Class 4 Debenture Claims who had previously voted on the Original Plan advising them of (i) the change in their treatment and change in the treatment of the Class 6 holders of Interests, (ii) the opportunity to object to the Plan, (iii) the opportunity to change their vote, and (iv) the continued confirmation hearing set for July 19, 2000 (the "Notice").

        6. Class 1 is unimpaired and therefore each Creditor is conclusively presumed to have accepted the Original Plan. The following Classes of Creditors and Interests voted to accept the Original Plan:

                a. The Class 3 Unsecured Claims of Convenience Creditors;

                b. The Class 5 Claims of Unsecured Creditors; and

                c. The Class 6 holders of Interests.

        7. As a result of the Debtors' agreement to change their treatment as set forth in the First Modification, the Class 2 Secured Creditors consisting of the Secured Claims of Compass Bank and First Union National Bank voted to accept the Original Plan.

        8. The Class 4 Unsecured Claims of Creditors holding Debentures voted to reject the Original Plan. Pursuant to the Notice, and based on Class 4 Creditors who have filed a change of votes, Class 4 has now voted to accept the Plan.

        9. There are no material adverse changes in the treatment provided to the Classes of Creditors in the Original Plan when compared to the treatment provided in the Plan. The amendments contained in the modifications enhance the treatment of the Class 2 Secured Creditors, Class 4 holders of Debentures and Class 6 holders of Interests.

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                              CONCLUSIONS OF LAW

        10. The Plan complies with the applicable provisions of the Bankruptcy Code. The Plan, therefore, complies with Bankruptcy Code (S)1129(a)(1).

        11. The Debtors, as the proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code. The Plan, therefore, complies with Bankruptcy Code (S)1129(a)(2).

        12. The Plan has been proposed in good faith and not by any means forbidden by law. The plan, therefore, complies with Bankruptcy Code
(S)1129(a)(3).

        13. Any payment made or to be made by the Debtors for services or for costs and expenses in connection with the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been approved by, or is subject to the approval of, this Court as reasonable. The Plan, therefore, complies with Bankruptcy Code (S)1129(a)(4).

        14. The Debtors have disclosed the identity and affiliation of the proposed directors of the Reorganized Southern Mineral. The Debtors' current officers will continue to serve in such capacities following Confirmation. The Plan, therefore, complies with Bankruptcy Code (S)1129(a)(5).

        15. There is no governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors. Therefore, Bankruptcy Code (S)1129(a)(6) is not applicable.

        16. With respect to each impaired Class of Claims or Interests, the holder of such Claim or Interest will retain under the Plan on account of such Claim or Interest property of a value as of the Effective Date of the Plan, that is not less than the amount that such holder would

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so receive or retain if the Debtors were liquidated under chapter 7 of the
Bankruptcy Code on such date. The Plan, therefore, complies with Bankruptcy Code
(S)1129(a)(7).

        17. Classes 2, 3, 5 and 6 have accepted the Original Plan. Because the changes to the Plan do not materially adversely affect any Class that accepted the Original Plan, such votes shall, therefore, count as votes in favor of the Plan under Bankruptcy Rule 3019 and Bankruptcy Code (S)1127(a).

        18. In accordance with the Notice, and pursuant to Bankruptcy Rule 3018(a), this Court concludes that cause has been shown to allow the holders of certain Class 4 Claims to change their rejection of the Original Plan to an acceptance of the Plan. The Plan, therefore, complies with Bankruptcy Code
(S)1129(a)(8) with respect to all Classes.

        19. Except to the extent that the holder of a particular Allowed Claim has agreed to different treatment of such Allowed Claim, the Plan provides for payment of priority claims in full compliance with Bankruptcy Code
(S)1129(a)(9).

        20. With respect to each of the Classes listed as having accepted the Plan in paragraphs 17 and 18 above, that Class has accepted the Plan without including any acceptance of the Plan by any insider. The Plan, therefore, complies with Bankruptcy Code (S)1129(a)(10).

        21. There is no evidence that confirmation of the Plan is likely to be followed by liquidation or need for further financial reorganization of the Debtors. The Plan, therefore, complies with Bankruptcy Code (S)1129(a)(11).

        22. The Plan provides for the payment of all fees payable pursuant to 28 U.S.C. (S)1930 on or before the Effective Date and, therefore, complies with Bankruptcy Code (S)1129(a)(12).

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        23. The Debtors have no retiree benefit plans within the meaning of
Bankruptcy Code (S)1114 and, therefore, the Plan complies with Bankruptcy Code
(S)1129(a)(13).

        24. Regardless of the change in votes referred to in paragraph 8 above, with respect to Class 4 Unsecured Claims of holders of Debentures that did not accept the Original Plan, the Plan complies with Bankruptcy Code
(S)1129(b)(2)(B), because each holder of a Class 4 Claim will receive under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim.

        25. The notices to all creditors and parties in interest referenced herein were adequate under all of the facts and circumstances of the present case.

        DATED: July 19, 2000.


                                        /s/ WESLEY W. STEEN
                                        ------------------------------
                                        WESLEY W. STEEN
                                        UNITED STATES BANKRUPTCY JUDGE

After entry please return to:

S. Margie Venus
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
711 Louisiana, Suite 1900
Houston, Texas 77002
(713) 220-5800
(713) 236-0822 facsimile


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